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                         FIRST SUPPLEMENTAL INDENTURE


     This FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is entered into as of December 6, 1999 by SHEFFIELD STEEL CORPORATION ("Sheffield") and STATE STREET BANK AND TRUST COMPANY, as Trustee (the "Trustee") pursuant to
Article 9 of the Indenture hereinafter referred to.

     WHEREAS, this Supplemental Indenture supplements and amends the indenture (the "Indenture") dated as of December 1, 1997 entered into by Sheffield and the Trustee;

     WHEREAS, Sheffield desires to enter into a Project Lease Agreement (together with all schedules and exhibits thereto, all amendments and modifications thereof, and all related documents and instruments, collectively called the "Project Lease") with TA Steel I, LLC, a Delaware limited liability
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company, as Lessor (together with its successors and assigns, the "Lessor"),
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and Sheffield,as Lessee, pursuant to which Lessor would acquire, install and equip a certain capital improvements project, which is more particularly described on Exhibit A annexed hereto (together with the related property
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described on said Exhibit A, the "Project") on certain "Mortgaged Property"
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(as defined in the Indenture);

     WHEREAS, in connection with the Project, Sheffield desires to enter into this Supplemental Indenture; and

     WHEREAS, written consents to this Supplemental Indenture have been received from holders of record as of October 15, 1999 of at least a majority in Principal Amount of the Company's 11 1/2 % First Mortgage Notes ("Notes")
                                                                  -----
issued under the Indenture

     NOW, THEREFORE, in consideration of the mutual agreements contained in this Supplemental Indenture and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, Sheffield and the Trustee, intending to be legally bound, do hereby covenant and agree as hereinafter set forth, for their own benefit and for the benefit of holders of the Notes, as follows:

     SECTION 1.  Amendment to Section 1.01 of the Original Indenture.
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     (a)  Clause (iv) of the definition of "Permitted Indebtedness" as set forth in the Indenture is hereby deleted in its entirety and replaced by the following:

          "(iv)   purchase money indebtedness, Capitalized Lease Obligations and any other Indebtedness in an aggregate amount for all Indebtedness incurred pursuant to this subclause (iv) not to exceed $15 million outstanding at any one time; provided, however, that (A) not more than $5 million in
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     aggregate principal amount of such Indebtedness outstanding at any one time may be incurred by Restricted Subsidiaries of the Company and (B) for purposes of determining the amount of Indebtedness outstanding at any one time, there shall be included, at such time, an amount equal to fifty percent (50%) of the present value (calculated using an 8% discount rate) of the sum of (1) the amount of Rent (as such term is defined in the Project Lease Agreement) remaining payable by the Company under the Project Lease Agreement plus (2) the greater of the "End-of-Term Purchase Price" and the "Early Buyout Purchase Price" (as each such term is defined in the Project Lease Agreement).

     (b) The following definition of "Project Lease Agreement" shall be added to Section 1.01 of the Indenture and inserted in the appropriate alphabetic order in Section 1.01:

          "Project Lease Agreement" means that certain Project Lease Agreement dated as of November 23, 1999 between TA Steel I, LLC, a Delaware limited liability company, as Lessor and the Company, as Lessee, together with all schedules and exhibits thereto, and all related documents and instruments, in each case as amended, modified or supplemented from time to time."

     SECTION 2.  Miscellaneous.
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

     (a)  Definition of Indenture.  Whenever used in the Indenture or in this
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Supplemental Indenture the term "Indenture" shall mean the Indenture as amended and supplemented by this Supplemental Indenture and as the same may be amended or supplemented from time to time, and the terms "hereby", "herein", "hereof", "hereunder" or words of similar import shall mean the Indenture, unless the context otherwise requires.

     (b)  Defined Terms. Unless otherwise defined in this Supplemental
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Indenture, or unless the context otherwise requires, the terms defined in the
Indenture shall have the same meanings in this Supplemental Indenture.

     (c)  Successors. All agreements of Sheffield in this Supplemental Indenture
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shall bind its successors. All agreements of the Trustee in this Supplemental
Indenture shall bind its successor.

     (d)  Severability. In case any provision of this Supplemental Indenture
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shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (e)  Duplicate Originals. The parties may sign any number of copies of this
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Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy shall be sufficient to prove this Supplemental Indenture. A copy of this Supplemental Indenture signed by a party shall, by such signature, be deemed also to have had the seal of such party affixed thereto.

     (f)  Indenture Affirmed. Except as otherwise amended and supplemented by
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this Supplemental Indenture, the provisions of the Indenture shall remain unchanged, binding, and in full force and effect.

     (g)  Notes Affirmed.  Except as otherwise amended and supplemented by this
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Supplemental Indenture, the provisions of the Notes shall remain unchanged, binding, and in full force and effect.

     (i)  Captions. The captions of this Supplemental Indenture are for
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convenience only and shall not affect the construction thereof.

     (j)  Governing Law.  The law of the State of New York shall govern this
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Supplemental Indenture.

     (k)  Regarding the Trustee.  The Trustee shall not be responsible for the
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correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Supplemental Indenture. The Trustee shall, in connection with this Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed under seal all as of the date first above written.


Attest:                                 SHEFFIELD STEEL CORPORATION


 /s/ Stephen R. Johnson                 By:  /s/ Robert W. Ackerman
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Assistant Secretary                     Name: Robert W. Ackerman
Stephen R. Johnson                             Chairman & CEO

Attest:                                 STATE STREET BANK AND TRUST
                                        COMPANY, as Trustee


                                        By: /s/ Michael M. Hopkins
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Title:                                           Vice President